Memorandum to Mr Mark Roth on behalf of the Members of Howmark Mobile LLC. (Howmark')	For Information ☐
Subject: Proposed Mar-13 Deferred Acquisition Payment Plan subsequent agreement	For Discussion ☐
By email: 9 April 2013 as revised on April 15, 2013 Author: Chris Shaw	For Action ■

Executive Summary

On 10 August 2012, Moko purchased the assets and operating advertising business of Howmark, Inc. ('Howmark') under an Asset Purchase Agreement (the 'APA'). The Purchase Price of US$5,000,000 comprised $1,000,000 in cash and $200,000 in shares at closing, with the $3,800,000 remainder to be earned out on a quarterly basis between closing and 30 June 2014.

For the Sep-12 and Dec-12 quarters the maximum entitlement of USD$475,000 in cash for the combined period was mutually agreed to be paid under a payment plan to 1 July 2013 ('Dec-12 variation').

Pursuant to the APA, Howmark is guaranteed a minimum payment of $59,375.00 in cash and $59,375.00 in stock for each quarter of the earn out, including, without limitation, the quarters ended March-13, June-13, Sept-13 and Dec-13. Moreover, Howmark is due a "true-up" payment in August-13 as per and accordance with Section 2.6(d) of the APA.

Mr Ian Rodwell (Moko CEO and Director) now requests Mr Mark Roth, on behalf of the Howmark Selling Members, to agree a revised payment schedule in relation to deferred consideration amounts owing for the Mar-13 quarter and the forward obligations that fall due for the remainder of the 2013 calendar year, per this memorandum.

Upon signing, this memorandum varies and super-cedes all other agreements in relation to the deferred earn-out consideration obligations and entitlements, for the 2013 calendar year.

Agreed Payment Schedule (Mar-13 variation)

1. The Mar-13 quarter cash earn-out payment of USD$59,375 will be paid 21 April 2013;
2. The Mar-13 quarter shares earn-out payment of USD$59,375 will be paid 21 April 2013;
3. The Dec-12 variation will continue to be paid in accordance with the Dec-12 variation.
4. From 1 August 2013 until 31 December 2013, all deferred consideration earn out obligations and entitlements will be paid as follows:

(a) Share consideration will be paid in full when due under the Asset Purchase Agreement;

(b) The cash arrears balance will incur commercial arms-length interest charges at 10% per annum and interest will be paid monthly with principal repayment set forth below.

(c) Cash consideration will be paid on the 1st day of each month at a flat rate of USD$30,000 which will increase to USD$60,000 at the later of the first month following the achievement of a quarter ending EBITDA Forecast being met per Schedule 2.6(c) of the Asset Purchase Agreement or Moko raising new equity capital of greater than USD$1m in the 2014 financial year (for clarity, from 1 July 2013 through to 30 June 2014);

(d) In the event that the flat rate cash consideration is being paid at USD$60,000 per month and a quarter ending EBITDA Forecast per Schedule 2.6(c) of the Asset Purchase Agreement is not met, then from the first month following, the monthly cash consideration will revert to USD$30,000;

5. This Mar-13 variation will be reviewed if OfferMobi makes a 3 month rolling EBITDA result of USD$250,000 so as to pay deferred earn-out consideration arrears off sooner to the Howmark Selling Members; and

6. If Moko achieves new equity capital raising of no less than USD$3m in the 2014 financial year (for clarity, from 1 July 2013 through to 30 June 2014), all deferred earn-out consideration arrears will be paid in full within 30 days to the Howmark Selling Members.

7. In the event any two payments required to made pursuant to this Mar-13 Deferred Acquisition Payment Plan are not paid by Moko before a fortnight after the due date, Moko shall be deemed in material default of this Mar-13 Deferred Acquisition Payment Plan. Upon the occurrence of the second missed payment date, an amount equal to the total Earn Out Payments (as defined in the APA) due pursuant to the APA less any Earn Out Payments paid to Howmark or its Members shall become immediately due and payable by Moko to Howmark or its Members in immediately available funds and until paid shall accrue interest thereon at the Default Rate (as defined in the APA). The parties hereto acknowledge and agree that this provision does amend Section 2.6(g) of the APA and the signatories hereto are authorized to amend the APA.

Conclusion / Summary

The Board of MOKO.mobi Limited and the shareholders of Howmark Mobile LLC ('Seller') hereby agree on a repayment schedule for the deferred earn out consideration through to a latest date of 31 December 2013, as part of the Purchase Price for the purchase of the Seller's Business under the Asset Purchase Agreement between the two parties, dated 10 August 2012.

Ian Rodwell – Director and CEO

(on behalf of MOKO.mobi Ltd)

Mark Roth – Member

(on behalf of all Selling Members of Howmark Mobile LLC)